UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Cannae Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Case Study: Cannae Board Generating Shareholder Value Through Investments in Black Knight Football Black Knight Football Club Sports and sports teams are quickly evolving into an institutional asset class with significant demand given the industry’s demonstrated ability to generate long-term, outsized returns. Cannae invested in Black Knight Football (BKFC) in 2022, with the long-term strategy to build a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development, and enable efficient player migration across BKFC’s network of owned and operated clubs, while driving strong on-field and financial results. Cannae has invested $249 million into Black Knight Football to date and holds an ownership position of approximately 45%. BKFC is a leading multi-club owner of a portfolio of European football assets, having acquired 100% ownership of AFC Bournemouth (Bournemouth) of the English Premier League in December 2022, and a significant minority stake in FC Lorient (Lorient) in 2023, with the right to take full ownership over time. Lorient plays in the 1st division in France (Ligue 1), having been promoted after a strong 2024/25 season. We also acquired majority ownership of Moreirense FC (Moreirense) in April 2025. Moreirense plays in the 1st division in Portugal (Primeira Liga), which is known for its elite domestic talent and strong track record of developing world-class players.

BLACK KNIGHT
FOOTBALL CLUB
OWNED CLUBS
STRATEGIC PARTNERSHIPS

## Success at AFC Bournemouth

Our ownership of Bournemouth and the success of the club demonstrates our Board and management team's influence and ability to create value at Cannae's portfolio companies.

BKFC acquired Bournemouth in December 2022, and Cannae Board and management began a significant strategic initiative to increase value. The plan included improving executive talent (hired President of Business Operations and President of Football), investing in players, focusing on improving commercial operations and building infrastructure. This plan has delivered significant results as outlined below. Additionally, earlier this year, Sportico announced the club's inclusion in the annual list of the *World's 50 Most Valuable Football Clubs*, with a valuation of $630 million based on the 2023/24 season revenues.

### Premier League Finish

| 2022/23 | 2023/24 | 2024/25 |
|---|---|---|
| 15th | 12th | 9th |

### Points

| 2022/23 | 2023/24 | 2024/25 |
|---|---|---|
| 39 | 48 | 56 |

### Wins

| 2022/23 | 2023/24 | 2024/25 |
|---|---|---|
| 11 | 13 | 15 |

### Turnover (in 000's of GBP)

| 2022/23 | 2023/24 | 2024/25 |
|---|---|---|
| £140,983 | £160,792 | £181,716 |

Investing in Infrastructure to Drive Growth We have invested significantly in infrastructure at Bournemouth to position the team for continued long-term growth. Earlier this year, Black Knight Football purchased Vitality Stadium, Bournemouth’s home since 1910, and initiated a two-phase expansion plan, which will increase capacity from 11,300 seats to over 20,000 seats. This expansion will further enhance the revenue growth potential of the club. We also opened Bournemouth’s state-of- the-art training facility in April 2025, which builds on the club’s brand and ambition, and is a significant marketing tool for players. Rendering of renovated Vitality Stadium Rendering of Bournemouth Performance Centre

Your Vote is Important! Please simply discard any gold proxy card you may receive from Carronade. Vote on the enclosed universal WHITE proxy card to vote “FOR” ONLY the four company nominees, using one of the following options: Online Locate your control number on your enclosed WHITE proxy card, visit the website listed and follow the instructions. Phone If available, dial the 24/7 toll-free telephone number shown on your enclosed WHITE proxy card and follow the instructions. QR Code If available, scan the QR code on your enclosed proxy material with your mobile device and follow the instructions. Mail Mark, sign, and date your enclosed WHITE proxy card and return it in the prepaid envelope provided. If you have any questions, please call the firm assisting us with the solicitation of proxies: INNISFREE M&A INCORPORATED +1 (877) 750-0637 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other countries) Forward-Looking Statements and Risk Factors This communication includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. Forward-looking statements include statements about our business, strategic plans, future performance, return of capital, and the impact of our actions on shareholder value, and commitments outlined in this communication or elsewhere. These statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” and similar references to future periods, or by the inclusion of forecasts or projections. We caution readers not to place undue reliance on forward-looking statements. We expect that certain disclosures made in this communication may be updated or revised in the future as the quality and completeness of our data and methodologies continue to improve. Important factors that could cause actual results to differ materially from expectations are described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in other filings we make with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward- looking statements, whether as a result of new information, future events, or other factors, except where we are expressly required to do so by law. Important Additional Information and Where to Find It Cannae Holdings, Inc. (the “Company”) has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the 2025 annual meeting of shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s website at https://www.cannaeholdings.com/financial-information/sec-filings.